EXHIBIT 99.20

From: Robert L. Chapman, Jr.
Sent: Wednesday, March 18, 2009 11:03 PM
To: 'Michael W. Klinger'
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized Severance Payment Letters: Klinger Response

March 18, 2009

MWK,

Please note that again, as was also the case in your other 12/09/2008 E-mail to LFW (MWK terminology: “20 weeks of severance”), in your 12/12/2009 E-mail below you termed as “Revised TOTAL SEVERANCE” a total dollar amount of $1.826 million, including as a sub-category of this “Revised TOTAL SEVERANCE,” “Retention Payouts.” Thus, again, you identified all of these dollar amounts going to employees whose employment severance had been determined and communicated to them properly as “severance.”

RLCjr

___________________

From: Klinger, Mike
Sent: Wednesday, March 18, 2009 3:48 AM
To: Robert L. Chapman, Jr.
Cc: Bailey, Clarke
Subject: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized Severance Payment Letters: Klinger Response- requested email support 2 of 2

March 18, 2009

RLCjr

Find attached the file related to the email below dated December 16, 2008.

MWK

___________

From: Klinger, Mike
Sent: Tuesday, December 16, 2008 2:08 AM
To: Donahue, Tim; Costabile, Tom
Cc: Bailey, Clarke
Subject: Sapphire Cost Comparson Summary Dec 15 2008

Tim / Tom

Pleaser review the attached and let me know if you find any errors.

Regards.

Mike.

__________

From: Klinger, Mike
Sent: Wednesday, March 18, 2009 3:46 AM
To: Robert L. Chapman, Jr.
Cc: Bailey, Clarke
Subject: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized Severance Payment Letters: Klinger Response- requested email support 1 of 2

March 18, 2009

RLCjr

See below an email from me dated December 12, 2008 in response to your latest request. I will forward another email dated December 16, 2008 that includes a spreadsheet attachment.

MWK.

From: Klinger, Mike
Sent: Friday, December 12, 2008 11:21 PM
To: Bailey, Clarke; Behrent, Matt; Costabile, Tom; Friedman, Richard
Cc: Klinger, Mike
Subject: Quick Est of 09 KM Wages & Benefits and KM Severance

Gentleman and Richard,

I used Tom’s latest schedule of term dates to recalculate the Labor and Severance Costs that will be paid out in 2009 (net of what will be paid by DADC)

Looks like we are over our estimates at this point- Still need to review again before calling it ready. I included only 6 months of facilities costs which is probably optimistic. Each added month would have approximately $200 - $300k until sold.

ROUGH/ DRAFT/NOT TO BE QUOTED

1,548,851	Calculated KM Severance *
100,000	Retention Payouts **
133,000	Corrections to Severance **
45,000	Reno & WB
1,826,851	Revised TOTAL SEVERANCE

4,273,668	2009 Salary & Wages with Revised Term Dates **
(3,462,000)	Est Charge to DADC ***
811,668	EDC KM Estimated Salary & Wages

2,638,519	EDC Estimated Exposure

* per policy- MAX 10 weeks w/ Var 2 weeks
** Based on staffing requirements supplied by TC
*** From TSA Schedule B

2,638,519	Estimated EDC Exposure
1,019,000	Est non-labor costs net of DADC 6 months09
3,657,519	Subtotal

2,000,000	Planned Severance
1,520,000	Sony 8-18 Analysis- Min Facilities Costs
3,520,000	Subtotal

(137,519)	Variance

Mike Klinger

EVP and CFO

EDCI Holdings, Inc.

(317) 596-0410 (o)

(317) 809-6160 (m)

Mike.Klinger@edcllc.com

From: Robert L. Chapman, Jr.
Sent: Tuesday, March 17, 2009 6:33 PM
To: 'Michael W. Klinger'
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized Severance Payment Letters: Klinger Response

March 17, 2009

MWK,

First of all, despite the incorrect use of the term “retention bonus letters” to me when these correspondences were first described to me by RAF the morning of 03/14/2009 (and thus that initial subject line), these were “Unauthorized Severance Payment Letters Dated 01/08/2009.” Again, they were not retention bonus letters as I have first been led to believe.

Secondly, please EM me the “spreadsheets containing the severance calculation [that] also included an estimate for the ‘second payment’”. Of course, there should be no modification made by you or any other party to such spreadsheets before you E-mail them to me.

Lastly, please utilize the Spelling check function that is part of the Outlook E-mail program before sending any and all E-mails to any counterparty in the future.

I have informed the EDC Board of Directors of these matters, and will notify you of actions, if any, to be taken as a result.

RLCjr

cc: CHB

From: Klinger, Mike
Sent: Tuesday, March 17, 2009 10:18 AM
To: Robert L. Chapman, Jr.
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized/Notified (by CEO) Retention Bonus Letters Dated 01/08/2009

March 17, 2009

RLCjr

I have read the email below. I agree that I failed to notify you of the Rentention Bonus Letters dated 01/08/2009, thus you didn’t approval the issuance of the letters. I recognize that you should have been informed and thus involved prior to the issuance of the letters on 01/08/2009. I made a regretable mistake and for that I am sorry. Overnight and this morning, I have had time to separate facts from expectations. Last night during your interview, I was attempting to explain the curcomstances verses answering your directed questions.

To address my responses to your questionsing listed below in red, I will summarize my comments. Throughout the Sapphire Deal transaction period (August, 2008 to January, 2009) spreadsheets containing the severance calculation also included an estimate for the “second payment”- I agree that this level of detail wasn’t supplied to the Board. I should have questioned the acceptance of this expectation instead of assuming that it was a given. Further, I wrongly accepted, without challenging, the payments could occur if approved by TC. I further accepted, without challenging, verbal and email direction instead of obtaining written documentation. My only other comment related to my responses in red relates to the 12/15/08 commentary: “I felt that I had the authority”….. I would like to add that I discussed the severe issues related to the movement of printed materials with TC and it is under his authority that I was refering to.

In hindsight, my actions were wrong and I should have required written approvals from the Compensation Committee after confiring with either you or T/C and Clarke (prior to January, 2009). I can assure you that I will be a sharper “financial gatekeeper” going forward.

MWK

From: Robert L. Chapman, Jr.
Sent: Monday, March 16, 2009 8:45 PM
To: Klinger, Mike
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized/Notified (by CEO) Retention Bonus Letters Dated 01/08/2009

March 16, 2009

MWK,

Based on my detailed investigation of the matter of your deportment, as EDC/EDCI CFO, relating to the signing and request to RAF to deliver on January 8, 2009 letters notifying 12 EDC King Mtn. employees of their prospectively receiving severance consisting of 20 weeks’ salary (explicitly defined as “20 weeks of severance” by your own EM of 12/09/2008 attached hereto as “EDC LFW-MWK 20 Weeks’ Severance EMs 12-09-2008.pdf”) totaling over $176,000, I believe we have a major breach by you of EDC’s Severance Pay Policy approved by EDC’s Board on 10/03/2008. Moreover, your failure to either a) inform me of or b) obtain approval from me for, these unauthorized 10 additional weeks of severance, despite a) my being EDC’s senior most executive on 01/02/2009 through the present and b) your being aware on 01/06/2009 that Tom Costabile had both resigned from EDC and was not reporting to duty after 01/06/2009, is a clear breach of the communications policy of both EDC and EDCI. As a result, you and I need to talk about a solution to this matter, particularly in light of your responses to my questions (highlighted in red colored text below).

For the record, you, in RAF’s presence, acknowledged the following chronicle of events to be accurate in its entirety:

09/03/2008: EDC and Sony DADC Sign Letter of Intent: EDC agrees to sell to Sony DADC various assets relating to EDC-UMG contract for $25 million. EDC’s Kings Mountain facility would be shutdown should such agreement between EDC-Sony be consummated.

10/2008 – 12/2008: RLCjr Professional Engagement with EDC/EDCI Escalates: Following termination of EDC/EDCI CFO Jordan Copland in 09/2008, RLCjr becomes engaged nearly daily in various operational and Sony-DADC related matters; in the process, scrutiny by RLCjr of EDC President/COO Tom Costabile escalates, with CHB/RLCjr/MKB/MWK/RAF all having detailed and extensive discussions, nearly daily, regarding the performance problems of TC.

10/03/2008: EDC Severance Pay Policy with Maximum 10 Weeks’ Pay Approved by EDC BoD: EDC Compensation Committee authorizes Severance Pay Policy (to be applied to Kings Mountain should shutdown occur in line with EDC-Sony asset purchase agreement) that allows, per its Section 5.1, for any EDC “Eligible Employee signing any release offered by EDC, who has been awarded severance pay under Section 4.1 [location closing circumstance] shall receive severance pay in an amount and manner to be determined by EDC in its sole discretion using the following guidelines: One (1) week of base pay for each complete year of service (based on most recent date of hire) as an Eligible Employee, up to a maximum 10 weeks’ pay [emphasis added], with such plan allowing, per its Section 7.1, for EDC President (TC on that date) “amend, terminate, suspend, withdraw, or modify the Policy, in whole or in part, at any time, by a written instrument signed by the President of EDC.”

10/31/2008: EDC and Sony DADC Sign Asset Purchase Agreement: Agreement involves the shutdown of EDC’s Kings Mountain CD/DVD manufacturing facility, which will lead to severance payments that are a) calculated using the Severance Pay Policy of 10/03/2008 and b) communicated on 10/31/2008 via WARN letters mailed by RAF on that date.

11/2008 – 12/2008: EDC President/COO TC Verbally Notifies 11 Kings Mtn. Employees Unauthorized 20 Weeks’ Severance Payment: Per purported (TC unavailable) conversation between TC and MWK, TC verbally notified 12 recipients (not Bridget Callahan nor Terri McNunis; see below) of re: Unauthorized 20 Weeks’ Severance Payments.

12/09/2008: EDC President/COO TC Asks CFO MWK If TC Fired: On the date of the closed session of the EDC and EDCI Board meetings in Orlando, FL, TC inquires of MWK as to whether or not the EDC Board had determined, in such closed session, to terminate TC’s employment.

12/15/2008: EDC President/COO TC Directs RAF re: 20 Weeks Severance Payments to 8 Kings Mtn. Employees w/o Proper Authorization: EDC President (TC on that date), via E-mail to RAF (cc’ing MWK) and thus without proper authorization and clearly outside the EDC Severance Pay Policy guidelines (see 10/03/2008 note above), gives notification of 20 weeks’ severance pay, for 8 Kings Mtn. employees. RLCjr is not notified by RAF or MWK of this unauthorized payment decision being made by TC until 03/14/2009 (see below).

12/15/2008: EDC CFO MWK Directs RAF re: 20 Weeks Severance Payments to 4 Additional Kings Mtn. Employees w/o Proper Authorization: EDC CFO, communicated by TC via spreadsheet attached to EM of that date, without proper authorization and clearly outside the EDC Severance Pay Policy guidelines (see 10/03/2008 note above), doubles the severance for 4 Kings Mtn. Employees to 20 weeks pay, for 4 Kings Mtn. employees. RLCjr is not notified of this unauthorized payment decision being made by TC until 03/14/2009 (see below). On 03/16/2009, MWK confirmed, in RAF presence, that he did in fact add those four employees b/c “in October or early 11/2008 the W-B manager left, and to encourage her not to leave TC increased McNunis’s salary and agreed to pay $2,500. As for Terry Smith (manager of printed materials), Jack Jackson and Randall Hendrick (supervisors of printed materials), MWK states that in 12/2008 as part of group of MWK/TC, MWK/TC made decision for extra 10 weeks’ severance. MWK, when asked who authorized MWK/TC to grant, “I felt I had the authority to make that decision b/c I was told had to ensure printed materials transfer obligation to Sony DADC in TSA was not breached, and the extra 10 weeks’ severance would ensure that they would not leave. If you are working and getting 20 weeks payment, you are not going to risk losing 20 weeks’ severance due to not doing your job.”

12/31/2008: EDC and Sony DADC Consummate APA: deal closed on that date.

11/2008 - 12/2008: TC Directs 2nd Lewis Whiteside re: 20 Weeks Severance Payment to Kings Mtn. Employee Bridget Callahan w/o Proper Authorization: After MWK notified TC of MWK concern that EDC Kings Mtn. had exposure on payroll processing b/c supervisor (Lisa Morris) went to Sony, and Yolanda Kelly not capable of doing Kings Mtn. payroll. TC responded to LFW to tell BC she would get 20 weeks’ severance. At some point after TC’s direction above, RAF is informed to add BC to the list of 20 Weeks’ Severance Payments recipients.

01/02/2009: EDC President TC Resigns: EDC President TC resigns his position via certified mail dated 01/02/2009 but mail received 01/06/2009 by CHB; on this date EDC no longer had a President reporting for duty (except for 01/06/2009 partial day during which TC was in EDC NYC office).

01/02/2009: RLCjr Becomes Senior-Most EDC Executive: EDC CEO Robert L. Chapman, Jr. (“RLCjr”) appointed into such position, making RLCjr the senior most EDC executive.

01/06/2009: EDC Senior Executives Learn of EDC President TC’s Resignation: EDC Chairman (CHB), CEO (RLCjr), CFO (MWK), EVP: Corporate Development (MKB), and VP - Audit and Compliance (RAF) all receive verbal and written notification that EDC President TC has submitted his letter of resignation, and are given explicit script on how to describe to others TC’s absence.

10/31/2008 – 01/08/2009: RAF Volunteered to Write Letters to Kings Mtn. Employees re: Unauthorized 20 Weeks’ Severance Payment: Following RAF’s 10/2008 Microsoft Office Word “mail merging” of WARN letters to Kings Mtn. employees, RAF decided to draft the 01/08/2009 letters to Kings Mtn. Employees re: Unauthorized 20 Weeks’ Severance Payment.

01/07/2009: EDC CFO MWK EM’s RAF List of 12 Names (not Bridget Callahan) To Receive Letters re: 20 Weeks Severance: MWK sends list of 12 employees and dollar amounts for second lot of 10 weeks’ severance.

01/07-08/2009: RAF Writes Letter to 12 Kings Mtn. Employees re: Unauthorized 2nd Lump Sum: such letters label such 2nd lump sum as payment “as an indication of EDC’s commitment to one of its most valuable and essential employees. On 03/16/2009, MWK confirmed, in RAF presence, that “RAF writes better than I do, so he [RAF] wrote them. Richard wrote the other letters pushing back the termination date.” On 03/16/2009, RAF confirmed, in MWK presence, “I’d been doing the mail merge, so I did the mail merge.”

01/08/2009: EDC CFO MWK EM’s to RAF MWK-signed, scanned Letters to 12 Kings Mtn. Employees re: Unauthorized 20 Weeks’ Severance Payment: EDC and EDCI CFO MWK signs and request delivery to 12 Kings Mtn. employees of their prospective receipt of 2nd lump sum payments (taking total severance to 20 weeks) without a) checking/verifying as to whether such 20 weeks total severance payments were properly authorized by a party authorized to order such payments; b) checking/verifying with EDC CEO RLCjr whether RLCjr either is aware of, much less approves, such unauthorized 2nd 10 weeks’ severance payment. On 03/16/2009, in RAF presence, MWK refuted this, stating, “TC told the 12 recipients that they would be getting a retention bonus, and the time he had the authority to do that b/c he was President.” RLCjr asked, “How do you know that TC had that authority?” MWK responded, “TC was President of EDC LLC.” RLCjr confirmed, “SO, that is how you knew that TC had that authority?” MWK responded, “Yeah, that’s right.” MWK, however, in RAF presence, did agree with b) above.

01/08/2009: EDC Chairman Told That 2nd Payment “Approved”: While EDC Chairman CHB conducting EDC-Sony DADC TSA-related tasks at King Mtn. facility, CHB is asked by RAF to “hand out” several 01/08/2009-dated and MWK-signed letters re: 20 weeks’ severance, stating that the letters were for Kings Mtn. employees for “the 2nd payment.” CHB did not read these letters. RAF, in MWK presence, stated “I don’t know” when asked if CHB did read such letters, but stated “I assume he did read them as CHB was standing in people’s office handing them out.”

01/02-03/13/2009: EDC CEO Non-Notification of 2nd Severance Letters: Neither RAF nor MWK makes any notification to EDC CEO RLCjr regarding 2nd Lump Sum Payment; RAF, in MWK presence, stated “I didn’t’ notify you [RLCjr]” and MWK stated, “I would agree.” RLCjr asked for clarification that this means MWK is admitting to not notifying RLCjr, to which MWK answers, “Yes.”

03/14/2009: EDC CEO RLCjr Discovers Letters re: Unauthorized 20 Weeks’ Severance Payment: RAF, in response to EDC CEO RLCjr request for Kings Mtn. executive Fred Van Patton’s compensation level, delivers the first notice of any kind to EDC CEO RLCjr of the Unauthorized 20 Weeks’ Severance Payment Letters; EDC CEO RLCjr begins investigation into the matter immediately.

On 03/16/2009, MWK stated, in RAF presence, “TC, as President/COO of EDC, within the Authorization Matrix, a matrix with employees’ names and respective, dollar amount of signing authority, had authority to increase people’s pay, which would include a retention payout. I believe that a 10/2008 Sapphire presentation to the EDC Board included an amount of severance – a line called ‘severance’ … ‘a line with the word severance on it. That severance line is made up of two elements – the WARN payout plus an additional amount to be determined. ” RLCjr questioned, “SO, Mike, you KNOW that this 10/2008 presentation to the EDC BoD specifically distinguished between two severance payments – WARN payout and another severance payout.” MWK replied, “The presentation was one line, so ‘no’”. RLCjr then responded, “So why then did you tell me that the severance line was made up of two elements if now you are telling me that the presentation severance line did not distinguish between two severance payments?” MWK answered, “The one line is a summary of what is included in the severance calculation.” RLCjr asked, “On 10/31/2008, the date of this EDC BoD presentation, was there a single ‘the’ severance calculation?” RLCjr then made it easier for MWK to understand the question as MWK struggled. “Was there a single calculation that existed somewhere that that you know of that contained two, distinct severance payment numbers that added up to the number represented on the single severance line in the 10/31/2008.” MWK, “Yes, the summary sheet included the 10/31/2008 BoD presentation was backed up by spreadsheets that included the calculation for all the items on that page.” RLCjr then asked, “If there existed this spreadsheet that contained the dollar numbers for the 2nd severance payment that was described in the MWK-signed 01/08/2009 letters, why didn’t those letters got out well before 01/08/2009 and the 10/31/2009 EDC Board meeting?” MWK response, “The 10/31/2008 severance calculation in the spreadsheet did not identify the individuals separately.” RLCjr response, “Then how was that calculation for the 2nd severance payment able to be made?” MWK, after very long silent pause, replied “My impression was that there was an understanding there would be a requirement for a 2nd severance payment to ensure that EDC had a proper shutdown of the KM facility and was able to complete the TSA as required to avoid penalties would be incur.” RLCjr “Why or what caused you to have that understand of this 2nd severance payment – show me what to look at that gave you that understanding.” MWK reply, “I am not positive at this time.” RLCjr answers, “What do you think gave you that impression of an understanding existing as you just described?” MWK replied, “Because that is why we put it into the spreadsheet related to the severance.” RLCjr replied, “That is circular logic. Who put each of the two severance calculations into the spreadsheet that added up to the single line item for severance in the 10/31/2008 EDC BoD presentation?” MWK reply, “I know for sure I did the WARN number, but I don’t remember who entered the 2nd payment calculation.” Then MWK added, “Oh, I remember personally entered that 2nd severance number, but I don’t remember where it came from. I would have to go back and check.” RLCjr reply, “Where do you think the 2nd payment severance number in spreadsheet came from?” MWK, “I didn’t just pull it out of the air. I can’t tell you that. I’m not trying to avoid responsibility.”

At end of 1 hour and 15 minutes with MWK and RAF (35 minutes with RAF alone), RLCjr asked MWK, “IS there anything else you would like to state about this matter?” ; MWK replied, “Not at this time.” RLCjr asked again, “Are you sure you don’t have anything to say in light of this sequence of events that I have chronicled with you, and you have verified as accurate?” MWK replied, “I think there are some holes in your chronicle of events.” RLCjr replied, “Which holes – you have me all night if necessary to get a complete chronicle.” MWK, “I need to prove them, but I was told in 12/2008 when printed materials process was completely in disarray, I had to go to Kings Mtn. and at that point, RAF and I were told to take actions to ensure that the Sony deal does not apart.” RLCjr replied, “Did you interpret that guidance, that you and RAF should be sure that that the Sony deal does not fall apart, gave you authorization to either ignore or expressly/deliberately breach any of EDC or EDCI’s policies?” MWK replied, “No.” RLCjr replied, “What did you do, or what actions did you take, to be ensure that actions you took to ensure that the Sony deal didn’t fall apart did not violate any of EDC’s policies?” MWK replied, after a long silence, “I was working with my working knowledge of the policies that EDC had, along with Richard Friedman, the VP of Compliance.” RLCjr replied, “Have any of the events included in the chronicle of events that I just read to you, from the September 2008 date of the EDC-Sony DADC Letter of Intent to today’s date, fallen into the category of your violating any EDC policy?” MWK reply, “I don’t believe so.” RLCjr replied, “Please let me remind you of the 10/03/2008 event described in sequence to you earlier in this conversation. That 10/03/2008 event was the approval by the EDC Board of a Severance Pay Policy that capitated at a maximum of 10 weeks’ salary the amount of severance that could be paid to an employee in the event of a facility shutdown. Now, let me ask the question again, have any of the events included in the chronicle of events that I just read to you, including the event of 10/03/2008 when the EDC Board approved this Severance Pay Policy, fallen into the category of your violating any EDC policy”; MWK replied, “No, because in your sequence of events above, I believe you said that TC had authority to issue retention bonuses.” RLCjr replied, “That is incorrect. At no time did I state today, or any other day, that TC had the authority to issue retention bonuses.” MWK replied, “I do not believe I did anything incorrectly, and I believe that sums it up.” RLCjr replied, “Mike, I have detailed to you an 10/03/2008 EDC Board approved Severance Pay Policy that stated explicitly that no more than 10 weeks’ severance could be paid to EDC employees due to a facility shutdown. You, in turn, have agreed that you signed and transmitted to RAF for his distribution 01/08/2009 dated letters notifying employees that their severance would double to 20 weeks. Thus, I ask you the following question: ‘Given the Severance Pay Policy limiting severance pay to 20 weeks, do you believe your signing 01/08/2009 letters to 12 EDC Kings Mtn. employees violated this Severance Pay Policy?” MWK responded, “No, it’s retention not severance.” RLCjr replied, “Let me read you an E-mail dated 12/09/2008 and time stamped 11:30 a.m., in which you wrote to Lewis Whiteside, “Each one is to receive a total of 20 weeks of severance if they remain until the end.’ Now, do you have anything else to say?” MWK replied, “I have nothing else to say”. RLCjr asked, “Do you want to tell me why you have nothing else to say?” MWK replied, “Because I would just … no, I think I did not do anything wrong.”

RLCjr then asked RAF back into the room, and asked RAF, “Did you ever get guidance that you should be sure that the Sony deal did not fall apart?” RAF answered, “Yes.” RLCjr replied, “Did you take actions in compliance with the guidance regarding making sure the Sony deal didn’t fall apart.” RAF replied, “Yes.” RLCjr then asked, “Did you interpret that guidance, that you and MWK should be sure that that the Sony deal does not fall apart, gave you authorization to either ignore or expressly/deliberately breach any of EDC or EDCI’s policies?” RAF replied, “No.” RLCjr replied, “What did you do, or what actions did you take, to be sure that actions you took to ensure that the Sony deal didn’t fall apart, did not violate any of EDC’s policies?” RAF answered, “I ensured that the severance amount total for Kings Mtn. were within the amounts that were presented to the Board.” RLCjr replied, “Where these amounts presented to the Board in the 10/31/2008 presentation estimates of severance costs, or definitive, final calculations? RAF replied, “Estimates. Actions that I took relating to severance were done at the direction of the President of EDC, Tom Costabile.” RLCjr replied, “Was TC, still acting as President of EDC on 01/08/2009 when you drafted and EM’s for MWK signature letters doubling severance to 20 weeks?” RAF answered, “No.” RLCjr then asked, “Given that TC was not acting as EDC President on 01/08/2009, but instead the senior most EDC executive was RLCjr as CEO, why did you not either a) seek RLCjr approval of the 20 weeks of severance that 12 EDC Kings Mtn. employees would be receiving as a result of such 01/08/2009 letters, or b) notify RLCjr of the 20 weeks’ severance.” RAF replied, “It was an oversight an error on my part. I should have notified you of the 2nd letter.” RLCjr then asked, “In addition to purportedly ensuring that that the severance amount total for Kings Mtn. was within the total amount that was presented to the EDC Board, did you compare the 20 weeks salary total severance that would be paid to each of the 12 Kings Mtn. employees receiving letters to the EDC Severance Pay Policy that itself limits such severance pay to 10 weeks?” RAF replied, “No, I was unaware of such policy.”

At end of 1 hour and 32 minutes with MWK and RAF, RLCjr asked RAF, “IS there anything else you would like to state about this matter?” RAF replied, “I apologize for not notifying the CEO of the 2nd round of letters.” RLCjr asked RAF what he would do different in hindsight, “A lot of things. I certainly would have questioned the fundamental reason for the 2nd round of 10 weeks’ severance – the risk of those individuals leaving vs. the need. Also, and informing/ensuring you o the first day on the job, since I don’t know what you , to tell you everything that I’m aware of.”

TOTAL INTERVIEW TIME 03/16/2009: 2 HOURS 48 MINUTES

RLCjr

cc: Clarke H. Bailey

Attachments:

EDC TC-to-RAF 2nd KM Retention Pmt EM 12-15-2008.pdf

EDC Sapphire-Sony Board Presentation 10-30-2008.pdf

EDC MWK- to-RAF 2nd KM Retention Pmt EM 01-08-2008.pdf

EDC Sapphire-Sony Cost Summary 02--02-2009.xlsx

EDC MWK-to-CHB & RAF Sapphire-Sony Cost Summary EM 02-02-2009.pdf

EDC Severance Policy Approved 10-3-2008 EDC.pdf

EDC LFW-MWK 20 Weeks’ Severance EMs 12-09-2009.pdf

From: Friedman, Richard
Sent: Monday, March 16, 2009 11:26 AM
To: Robert L. Chapman, Jr.
Cc: Bailey, Clarke
Subject: RE: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized/Notified (by CEO) Retention Bonus Letters Dated 01/08/2009

Bob,

I have enclosed several emails relevant to the 2nd payment, including the 12/15/08 email from TC.

The 12/15/08 email from TC identifies 9 employees to receive 2nd payments; however, the 12/27/08 spreadsheet (attached to the 02/02/09 email to CHB and myself) list 12 recipients indicating updates by MWK. I will inquire how/why the other individuals, Eugene Smith, Sherrill Jackson and Randal Hendricks were added to TC’s 12/15/08 list.

I plan to obtain and review the minutes from the October 30, 2008 board meeting.

I am also searching for evidence of why each person was selected for a 2nd payment but so far have not found any email with rationale supporting any of the recipients. I remember discussing with TC during the Nov-Dec time period that if there was going o be a 2nd payment, that the KM benefits manager, Renee Shull, should also be included to support the 401-k audit. That may or may not be why she was on his 12/15/08 list. I am searching for that email too.

Regards,

Richard

From: Robert L. Chapman, Jr.
Sent: Monday, March 16, 2009 8:31 AM
To: 'Richard A. Friedman'
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized/Notified (by CEO) Retention Bonus Letters Dated 01/08/2009

March 16, 2009

RAF,

For starters, I want a copy of the 12/15/2008 EM from TC.

RLCjr

From: Friedman, Richard
Sent: Monday, March 16, 2009 7:35 AM
To: Robert L. Chapman, Jr.
Cc: Bailey, Clarke
Subject: RE: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized/Notified (by CEO) Retention Bonus Letters Dated 01/08/2009

March 16, 2009

Bob,

I apologize for the oversight that you, as CEO, were not informed by the former COO, CFO or myself prior to these individuals receiving the 2nd payment letters. It will not happen again.

In response to your question, per interview with MWK on March 15 & 16, 2009, he believed authorization to write the 2nd payment letters were included in the $2.5 million severance approved by the board on October 30, 2008, and from an email from T. Costabile acting as EDCLLC COO on December 15, 2009 specifying recipients of the 2nd letter was additional approval to issue the letters. In addition, he was aware that T. Costabile had verbally communicated the 2nd payment to the recipients in Nov and early Dec 2008..

Based on our discussions, I am reviewing prior communications and actions relevant to the 2nd payment letter and the following describes the sequence of events based on presentations and emails that I have found so far:

· October 30, 2008 – EDC LLC Board Presentation – Project Sapphire: This presentation described the Sony DADC transaction, including on slide 13, “Other Risks”, a line item for severance noting severance costs of up to $2.5 million.

· October 31, 2008 – Employee Notification Letters Sent: Required WARN Letters were sent to affected employees indicating their termination date and a severance payment amount. The total of all severance payments committed at that time was approximately $1.5 million of the $2.5 million

· Nov 15 – Dec 15, 2008 – Recipients of 2nd Payment Informed Verbally by T. Costabile: G. Whited and L. Whiteside stated they were informed by T. Costabile of the 2nd payments during the period Nov 15 through Dec 15, 2008

· December 15, 2008 – Email from T. Costabile: T. Costabile sent RAF & MWK email designating specific individuals to receive a 2nd payment and the amounts

· January 9, 2009 – Email from MWK to RAF: This email included signed letters from MWK to designated employees for 2nd payment

· January 10, 2009 – 2nd Pmt Letters Delivered by CHB & RAF: L. Whiteside confirmed that designated employees, including himself, were given 2nd payment letters signed by MWK on Jan 9, 2009, and delivered by CHB and RAF while onsite, totaling approximately $177,000

· February 2, 2009 – Email from MWK to CHB & RAF: MWK sent CHB & RAF an email including an attachment describing Sapphire Deal Analysis including various shutdown costs for U.S. operations and showed severance costs paid of approximately $2 million

I am continuing to research and review past emails but can conclude the following at this time:

Conclusions:

· The initial Board presentation should have included specific details of severance recipients, amounts and payout dates which would have avoided any future misunderstanding of which payments were authorized

· There should have been no verbal communication of a 2nd payment to employees – especially within weeks of the first letters

· Management should have questioned the risk of KM employees leaving and the actual need of a 2nd payment prior to writing and issuing the letters

· The new CEO should have been informed prior to the issuance of a 2nd payment letter to employees

Again, you should have been informed and it will definitely not happen again.

I will update you with any additional information I find on this issue.

Regards,

Richard